AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2012

REGISTRATION STATEMENT NO. 333-172865

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1 REGISTRATION STATEMENT ON

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AUGME TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware		20-0122076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employee Identification No.)

350 7th Avenue, 2nd Floor

New York, New York 10001

(855) 423-5433

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Paul R. Arena

AUGME TECHNOLOGIES, INC.

350 7th Avenue, 2nd Floor

New York, New York 10001

Phone: (212) 710-9350

Fax: (718) 889-0677

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

COPIES TO:

Kevin Friedmann, Esq.

RICHARDSON & PATEL LLP

750 Third Avenue
9th Floor
New York, NY 10017
(212) 561-5559

Fax: (917) 591-6898

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIMEAFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment therto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	2,769,772	3.86	10,691,319	1,241.26
Common Stock underlying Warrants	692,443	3.86	2,672,830	310.32
Total	3,462,215	$3.86	$13,364,148	$1,551.58	(4)
(1)

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on $3.86, the average of the bid and ask prices of the registrant’s common stock on March 15, 2011.

(3)		Calculated in accordance with Rule 457(g) of the Securities Act of 1933.
(4)		The registration fee was paid on March 16, 2011.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2012

PROSPECTUS

2,401,750 shares of common stock

This prospectus covers the resale by the selling stockholders named on page 10 of up to 2,401,750 shares of our common stock, $0.0001 par value, which include:

•      1,717,000 shares of common stock; and

•      684,750 shares of common stock underlying common stock purchase warrants.

These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus titled “Plan of Distribution.”  We will not receive any of the proceeds from the sale of these shares.  However, we may receive up to $2,739,000 upon the exercise of the warrants.  If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements.  The selling stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus.  We will pay all the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders.  Our common stock is more fully described in the section of this prospectus titled “Description of Securities to be Registered.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering may be the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, negotiated prices or prices determined, from time to time, by the selling stockholders.  See the section of this prospectus titled “Plan of Distribution.”

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “AUGT”.  On June 27, 2012, the closing price of our common stock was $1.62 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [                      ], 2012.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

•      overall economic and business conditions;

•      the demand for our products and services;

•      competitive factors in the industries in which we compete;

•      emergence of new technologies which compete with our product and service offerings;

•      other capital market conditions, including availability of funding sources;

•      changes in government regulations related to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail under the heading “Risk Factors” herein and in the documents incorporated by reference herein.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

PROSPECTUS SUMMARY

This summary highlights certain information about us.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 10 and the financial statements and other information incorporated by reference in this prospectus when making an investment decision.

About Augme Technologies, Inc.

Our Business

Augme Technologies, Inc. (“Augme”, “we”, “us” or “our”) is a leader in mobile marketing and advertising technology and services that enable brands, advertising agencies, media companies and enterprise customers to seamlessly drive sales, engagement and loyalty.  Augme purchased the assets of the mobile marketing and mobile advertising company, Hipcricket, Inc. (“Hipcricket”) in August 2011 following the acquisition of the assets of JAGTAG, Inc. in July 2011.  Hipcricket is a mobile marketing company that creates measurable, real-time, one-to-one relationships between advertisers and their customers and prospective customers using text messages, multimedia messages, mobile web sites, mobile applications, mobile coupons, quick response codes and a mobile advertising network.  Augme markets its services primarily through a direct sales force as well as through other service providers.  Following the acquisition, a leading industry analyst, Frost & Sullivan, opined that the combined Hipcricket-Augme entity will have one of the most innovative and complete sets of mobile marketing and advertising solutions in the industry, calling the company an “industry powerhouse.”  Augme markets and sells its software and services to customers under the Hipcricket brand.

Hipcricket’s AD LIFE Platform (the “Platform”) is a true end-to-end mobile marketing and mobile advertising solution, enabling customers to quickly create, deploy and measure rich-media, interactive marketing campaigns across multiple networks and devices through a single access point.  Campaigns built on this proprietary software-as-a-service (“SaaS”) platform provide optimized marketing messages to the consumer by delivering Customer Relationship Management (“CRM”)-driven personalized brand experiences to customers where they work, play and live.  The Platform is a product of combining Hipcricket’s Hip 7.0 and Augme’s AD LIFE and AD SERVE platforms and technologies.

The Platform features an analytical engine that uses real-time campaign data, enabling brands, advertising agencies and media companies to plan, execute, monitor and measure mobile marketing and advertising campaigns in real time throughout the campaign lifecycle.  Through Hipcricket, Augme has delivered over 175,000 campaigns to date and has over a 95% renewal rate among its 300+ total customer base.

The Platform is built on Augme’s patented intellectual property (“IP”).  Augme has invested a significant amount of its resources and capital building its patent portfolio, which management believes is foundational to targeted Internet functions, such as advertising, broadcasting and content delivery.  The first of Augme’s core patents was granted in 2003 with a 1999 priority date, placing Augme’s invention ahead of the inception of many leading Internet advertising and mobile marketing companies.  The patents cover a two code module system, designed to automatically assemble content delivery on back-end server systems allowing websites to target content to end-users’ preferences, networks, devices and installed Internet capabilities from any website destination.  Augme believes that all patent families remain open for additional divisional and continuation-in-part filings with applications in various stages of approval.

AD LIFE - Mobile Marketing

Mobile phones are fully integrated into the lives of most of the population of the United States. There are over 320 million mobile phone subscribers in the United States out of a total population of approximately 312 million people, as a portion of the population subscribes to more than one mobile device. Each cell phone user is a “mobile consumer” who is exposed to an average of over 80,000 print ad impressions annually.  Over $150 billion is spent annually in the U.S. on traditional print marketing media across six major channels: magazine, point-of-purchase, newspaper, free standing inserts, out-of-home, and direct mail. Packaging also has become a recognized marketing medium, as consumer packaged goods companies are increasingly leveraging the package with calls to action that link the brand with consumers via such means as Quick Response (“QR”) codes, the mobile web, and mobile messaging. Our business is augmenting this advertising with interactive marketing messages sent via the print ad to mobile phones.

Despite the proliferation of sophisticated mobile devices and the enormous marketing value promised by interacting directly with mobile consumers, marketers continue to struggle to find an easy, affordable, and effective way to fully integrate mobile phones into existing marketing and advertising campaigns.  AD LIFE is our interactive SaaS platform that solves this “mobile marketing puzzle”.  It provides marketers, brands and advertising agencies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile phone users through traditional print advertising channels, thereby enhancing and extending communication, persuasiveness and effectiveness of existing campaigns.  AD LIFE does this through a comprehensive web portal with four fully integrated components:

•                  Consumer Response: Turnkey tools to create and assign Consumer Response Tags (“CRTs”) that allow consumers to use their mobile phones for easy and instant access to on-demand digital content.  Augme’s AD LIFE open architecture offers a wide variety of CRTs in the market today, including Short Message Service (“SMS”), 2D codes, logo, and audio recognition.

•                  Content Formatting: While over 30% of Internet search is done via a mobile device, it has been estimated that only 2% of digital assets are formatted for proper viewing via a mobile device.  The sophisticated device detection system in AD LIFE automatically renders existing digital assets for proper viewing and navigation on nearly any mobile device regardless of phone type, operating system, or mobile service provider.

•                  Customer Relationship Management (“CRM”): Using data analysis gathered and processed using proprietary techniques, AD LIFE provides key metrics and results of client campaigns including demographic and behavioral data.

•                  Promotional Partnerships: AD LIFE provides access to pre-negotiated and readily available branded content to complement existing promotions.  These include rebates and coupons that operate through a partnership with one of the nation’s leading promotions transaction settlement providers, and many additional applications and services fully integrated with leading technology and service partners.

Our advanced, comprehensive, and fully integrated Platform drives revenue primarily through license fees, marketing campaign fees, and fees associated with certain add-on promotional applications in the platform. Additional revenue is generated by platform administration and professional service fees related to the mobilization of client content and implementation of marketing campaigns through the platform.  To date, all of our revenues have been generated in the United States.

Competition

The mobile marketing and advertising landscape, while in its early stages, is highly competitive and fragmented, with technology evolving rapidly. Competition in the market of mobile marketing applications and services is intense.  Our products face competition from many larger, more established companies.  In addition, the introduction of competing products and services could result in a decrease in the price charged by our competitors for their products and services, reduce demand for our products and services, or even make our products and services obsolete.  Many of the landscape’s significant players and new entrants are focused on delivering point solutions targeting a specific segment of the mobile marketing and/or advertising landscape.  We believe Augme differentiates itself from the competition by offering complete, end-to-end mobile advertising and marketing solutions delivered through its Platform.

Customers

Through Hipcricket, we have successfully completed over 175,000 mobile campaigns to date with more than 300 clients across some of the leading brands in the U.S.  Furthermore, we have consistently maintained a customer renewal rate of over 95%.  Augme products serve advertisers and ad agencies in many vertical markets including automotive, retail, consumer products, food and beverage, media and broadcast, pharmaceutical and restaurant brands.

Augme’s clients include:

•                  nine of the world’s top twenty pharmaceutical companies;

•                  eight of the largest media companies in the world;

•                  the three largest advertising companies in the world;

•                  four of the leading quick service restaurant groups in the world;

•                  the two largest food companies in the world; and

•                  one of the largest auto manufacturers in the world.

Distribution

The AD LIFE mobile platform is primarily sold through our in-house sales force.  We intend to build out our channel partner strategy across multiple industries.

Intellectual Property Summary

Through our own invention process and by making acquisitions, we continually seek to enhance and maintain our intellectual property (“IP”) portfolio to better serve our clients and protect shareholder value. Our IP consists of patents, trademarks, copyrights, applications for the same, and trade secrets. We believe that our IP creates significant value in our business. Our objective with our IP is to provide protection, exclusivity and unique technologies for our customers in the mobile marketing industry.

We seek to monetize our unique IP through our business operations and licensing our IP to others and, when necessary, we enforce our IP rights through litigation. We have and will continue focused efforts to collect royalties and appropriate compensation from those that use our patented inventions and brands without authorization. We believe the prospect of infringement damages in connection with enforcement of our IP rights may also carry significant value. Assuming collection of any such infringement damages, we believe that such collection would provide a return on our investment in invention, licensing and enforcement.

As of June 27, 2012, Augme’s patent portfolio covers technology inventions from 1999 to 2026 and protects technology that enables the following:

1)             Customized content delivery to any Internet enabled device;

2)             Device, browser, software, and profile detection with content targeting;

3)             Content targeting based on profiles and ambient conditions; and

4)             Content targeting based on profiles within virtual environments.

5)             Adaptive voice technologies for mobile environments

6)             Voice Advertising Capability

7)             VOIP Enabled Mobile Marketing  - Click to Call

8)             VOIP Enabled E-Commerce

9)             VOIP Enabled Services & Support

We believe that the combined Augme and Hipcricket mobile marketing and advertising technology businesses are well positioned to capitalize on the growth of Internet enabled smartphones that have become a leading driver of growth in Internet traffic and utilization by consumers. Due to that explosive growth, marketers are refocusing to reach consumers through mobile advertising and mobile marketing strategies, initiatives and campaigns.  We believe that our IP will be instrumental in our efforts to capture the marketing budgets and mobile marketing advertising spends of the future. We believe the growth in mobile marketing and mobile advertising spending by our customers across an array of industry verticals will continue to rise. Augme’s objectives within its IP management include the commercialization of our inventions, on-going licensing through product sales, non-litigation licensing, litigation and the complete monetization of our inventions.

With over 150 million unique visitors over an industry-leading 175,000 campaigns completed to date through our patented technology platforms, we continue to develop new and innovative technologies and inventions. We project to have over 100 new patent assets under Augme’s management by the end of our 2013 fiscal year.

We believe that growth in the mobile Internet market space may enhance our patent enforcement initiative because it has contributed to the creation of an emerging group of companies that have developed revenue streams that we believe are infringing on Augme’s patents. Augme’s inventions have solved device, infrastructure and customized content distribution problems facing Internet publishers in 1999. Now in 2012, well within the coverage of the patent protection, the identical problems are repeating in the mobile Internet and we believe that Augme’s inventions again present the solution for mobile Internet publishers and service providers. We believe that the growing number of market entries by highly capitalized companies and the highly sought after massive consumer audience emerging on the mobile Internet makes it likely that infringement of our patents is occurring. Companies that implement and monetize their solutions may have developed revenue streams subject to licensing and infringement damages by Augme.

Augme owns 13 patents and owns an additional 80 patents pending in the U.S. and internationally. Augme also has 11 international patents pending with near term objectives of filing more than 50 patents in various International Markets involved in alignment with the strategic growth plan of the operating business Hipcricket.

Augme’s first family of patented inventions plays an integral role in technology platforms and services and enables targeting of content to end-users. The patents are foundational to the methods used in two primary types of Mobile Internet operations:

1)             Device Detection and Mobile Content Targeting; and

2)             Customized Content & Mobile Advertising Delivery

Augme’s “Method and System for Adding Function to a Webpage” family of patents teaches a two-code-module system that enables any networked content to be customized based on end-user criteria. The Augme patents thus enable a single Web page (traditional Internet and mobile Web) to have an infinite number of tailored service responses that allow Web page visitors to receive content that is customized to the user’s unique computing environment, connectivity, bandwidth level, geographic location, gender, age, or any other information about the Web page visitor (targeting criteria) such as behavioral marketing data. Augme’s two-code-module Web page customization process has widespread application in the fields of Targeted Advertising, E-Commerce, Mobile Marketing/Advertising and other customized content delivery operations.

Augme’s patented methods and systems add function to web pages through an easily distributed software code module. The method and system deliver responses to client (computer user) requests that are customized based upon visitor information and preferences. When a web page is downloaded, the technology automatically executes a first code module embedded in the Web page. The first code module issues a first command to retrieve a second code module, via a network connection, from a server system. Next, a second code module is assembled based upon the visitor information. Finally, the assembled second code module, with a service response, is returned to the visitor’s device, where, upon execution, the response is rendered on the visitor’s processor platform (computer or mobile device).  The patent portfolio has been granted 3 continuation patents under this family and is pursuing 2 addition patents including a “Method and System for adding Targeted Marketing to a Webpage,” now allowed by the USPTO, and expected to be issued to us within 60 to 90 days.

Augme’s patent portfolio was expanded in 2011 with the filing of the now pending “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics” that solves critical mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement. The data interface resulting from this technology allows brands to manage mobile marketing technology in a way that increases the knowledge base and strategic actionable information mapping anonymous consumer behavior and data.

U.S. Patent Number 7,958,081 was issued to Augme on June 7, 2011 and is entitled, “Apparatuses, Methods and Systems for Information Querying and Serving on Mobile Devices Based on Ambient Conditions.” Augme expanded again and has been already granted patents in continuation of the ‘081 patent and added to its portfolio patents issued on November 29, 2011, U.S. Patent Number 8,069,169, entitled “Apparatuses, Methods and Systems for Information Querying and Serving on the Internet Based on Profiles” and “Apparatuses, Methods and Systems for a Graphical Code-Serving Interface.”  Augme filed these applications on September 28, 2006 and the issuing claims detail the implementation of apparatuses, methods, and systems for information querying and serving on the mobile and consumer Internet based on profiles.  Information and/or advertisement providers are enabled to leverage profile information to serve context, demographic, and behavior targeted information to users on the mobile Internet using this invention.

On May 24, 2012, we acquired a family of five issued U.S. patents.  The patents cover Voice over Internet Protocol (“VoIP”) and other critical mobility inventions. The acquired patents include U.S. Patent Number 7,606,217 entitled “System and Method for Routing Telephone Calls over a Voice and Data Network”; U.S. Patent Number 7,460,480 entitled “Dynamically Adapting the Transmission Rate of Packets in Real-Time VoIP Communications to the Available Bandwidth”; U.S. Patent Number 7,676,599 entitled “System and Method of Binding a Client to a Server”; U.S. Patent Number 7,782,878 entitled “System and Method for Sharing an IP Address”; and U.S. Patent Number 7,957,401 entitled “System and Method for using Multiple Communication Protocols in Memory Limited Processors.”

Aside from its patents and pending patents, Augme also owns 18 trademarks protecting the names of its products and identity in the marketplace.

Augme is engaged in several legal disputes with companies that Augme alleges are infringing the Augme patent portfolio. Currently pending patent infringement lawsuits.

Augme’s patents are an integral and foundational component of Augme’s technology platforms and services as well as providing potential for attractive partnership opportunities with third parties who have been identified to license the technology within prescribed market verticals.  Augme is pursuing certain strategic licensing arrangements with companies that Augme has identified as using Augme’s patented methods and processes.  In addition, Augme is obtaining organic licenses through Hipcricket’s clients’ use of Augme’s core technology and inventions.

The table below provides a brief description of patents in our portfolio:

Issue Date	Expiration Date	Patent Number	Brief Description
July 15, 2003	October 28, 2019	6,594,691

“Method and System for Adding Function to a Webpage.” The ‘691 patent describes a computer network and includes a first processor for maintaining a Web page having an embedded first code module and accessible through a Web address. A second processor supports a Web browser for downloading the Web page and executing the first code module. When executed, the first code module issues a first command to retrieve a second code module from a server system. The server system includes a database having a service response associated with the Web address. A second processor supports a Web browser for downloading the Web page and executing the first code module. A processor assembles the second code module having the service response. When the second code module is retrieved, the first code module issues a second command to initiate execution of the second code module to provide added function to the Web page.

September 11, 2007	October 28, 2019	7,269,636

“Method and Code Module for Adding Function to a Webpage.” The ‘636 patent describes a computer network that includes a first processor for maintaining a Web page having an embedded first code module and accessible through a Web address. A second processor supports a Web browser for downloading the Web page and executing the first code module. When executed, the first code module issues a first command to retrieve a second code module from a server system. The server system includes a database having a service response associated with the Web address. A second processor supports a Web browser for downloading the Web page and executing the first code module. A processor assembles the second code module having the service response. When the second code module is retrieved, the first code module issues a second command to initiate execution of the second code module to provide added function to the Web page.

December 2, 2008	March 11, 2024	7,460,480

“Dynamically Adapting The Transmission Rate Of Packets In Real-Time Voip Communications To The Available Bandwidth”. A system and method for dynamically adapting the transmission rate of packets in real-time voice over IP communications to the available bandwidth. A real-time bandwidth monitor (RTBM) for VoIP applications senses the call path bandwidth between two endpoints of a VoIP communication and adapts in real-time the packet transmission rate to utilize that bandwidth. If sufficient bandwidth is available, the RTBM selects a low compression, low latency CODEC to offer best possible voice quality to the user. If the bandwidth is constrained, the RTBM degrades gracefully by switching to a high compression CODEC. On further bandwidth reduction, the RTBM increases the media frames per packet. Because the bandwidth reduction may be transitory, the RTBM constantly monitors the end-to-end available bandwidth so as to invoke the CODEC/frame per packet combination that provides the best quality of service (QoS) achievable over the current end-to-end available bandwidth.

October 20, 2009	July 2, 2023	7,606,217

“System And Method For Routing Telephone Calls Over A Voice And Data Network”. A system and method for routing a mobile phone call over a voice and data network. A user places a call on a mobile phone to an end destination. The call is then routed to a telecommunications gateway, where the call is converted into a medium that is transferable over the voice and data network. The converted call is then sent over the voice and data network to another PSTN and finally to the end destination.

March 9, 2010	July 2, 2024	7,676,599

“System And Method Of Binding A Client To A Server”. Embodiments of the present invention allow a client to receive and maintain a set of “best-fit” server IP addresses. The best fit server IP addresses establish a hierarchy of server addresses that are used by a client to maintain a binding with a server without using the DNS. Communicating the set of best-fit server IP addresses to a specific client is accomplished using extensions to one or more network protocols already used to support client/server communications, thus minimizing the amount of code needed to support the additional information transfer.

August 24, 2010	August 16, 2024	7,782,878

“A System And Method For Sharing An Ip Address”. Means for sharing an IP address between a first and second network device, the first device having an assigned IP address and the second network device having one or more port numbers reserved for use solely by the second network device. The second network device is connected serially between the first network device and an Internet access device. The second network device creates packets using the IP address and one of the one or more reserved port

			numbers and sends the packets to the Internet access device.
August 24, 2010	October 28, 2019	7,783,721

“Method and Code Module for Adding Function to a Webpage.” The ‘721 patent describes, among other things, how to enable Internet and mobile websites to be delivered with customized content that is tailored to any end-user’s network-enabled device.

November 9, 2010	October 28, 2019	7,831,690

“Appliance Metaphor for Adding Media Function to a Webpage.” The ‘690 Patent describes a media appliance metaphor, a graphic representation representing a real world counterpart (for example, a radio player) that is formed by a server system as a service response customized in response to information about a Web page.

June 7, 2011	September 28, 2026	7,958,081

“Apparatuses, Methods and Systems for Information Querying and Serving on Mobile Devices Based on Ambient Conditions” When targeting is possible, the system allows an ad to be served intelligently based on atmospheric information surrounding the user, and the ad can correspond to existing knowledge, probable location, and other information about the user and Multimedia Messaging Service (“MMS”) messages.

June 7, 2011	July 5, 2022	7,957,401

“System And Method For Using Multiple Communication Protocols In Memory Limited Processors”. A system and method for implementing large and/or multiple telecommunication protocols utilizing memory-limited processors. Telecommunication protocols are expressed as virtual machine instructions defining a finite state machine. A telecommunication protocol engine implements the telecommunication protocols using a virtual machine operating under the control of a CPU. A telephony gateway comprising a telecommunication protocol engine interfaces with a communication device and a packet switched network. A network of telephony gateways communicating with a provider gateway facilitates communication over a packet switched network. A call placed by a calling telephony gateway to receiving device on the same network or another network is routed according to a prefix in a telephone code sent by the calling telephony gateway.

November 29, 2011	August 14, 2026	8,069,168

“Apparatuses, Methods and Systems for Information Querying and Serving in a Virtual World Based on Profiles” The ‘168 patent describes virtual worlds which may include for example, massively multiplayer online games like The Sim’s Online, Everquest, World of Warcraft, Second Life, and/or the like. Information and/or advertisement providers may use a code triggered information server to serve context, demographic, and behavior targeted information to users in a virtual world.

November 29, 2011	October 15, 2026	8,069,169

“Apparatuses, Methods and Systems for Information Querying and Serving on the Internet Based on Profiles” The ‘169 patent provides that information and/or advertisement providers may use a code triggered information server to serve context, demographic, and behavior targeted information to users on the Internet.

July 10, 2012	September 28, 2026	8,219,642

“System and Method for Adding Targeted Content in a Webpage”. Provides claims that encompass operating and providing an Internet based server system that includes a database driven service response that enables content targeting within a webpage. When the invention is utilized by advertising networks and demand side platform providers it enables a content targeting capability that can be easily added to any Webpage and focuses on operability and relevance through a single technology solution. A method of adding targeted content to a Web page comprising the steps of: (a) downloading the Web page at a processor platform by a Web browser; (b) automatically executing a first code module associated with the downloaded Web page; (c) issuing at least one command from the first code module to cause retrieval of a second code module, the second code module having an associated service response that loads the targeted content to the Web page; and (d) executing the second code module at the processor platform.

SUMMARY FINANCIAL DATA

You should read the historical selected financial data along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K which we filed with the Securities and Exchange Commission on May 8, 2012.  Our historical results are not necessarily indicative of the results that may be expected for any future period.

In the table below, we provide you with historical selected financial data for the three years ended February 28, 2010, 2011 and February 29, 2012, derived from our audited consolidated financial statements previously filed in our Annual Reports on Form 10-K.

	Years Ended February 28 (29),
	2010	2011	2012

Revenue	$339,901	$2,821,213	$11,950,370
Cost of Revenue	492,838	1,251,318	4,150,807
Operating Expenses
Selling, General and Administrative	5,580,743	13,028,497	33,355,790
Depreciation and Amortization	841,280	1,019,600	4,328,247
Total Operating Expenses	6,422,023	14,048,097	37,684,037
Loss from Operations	(6,574,960)	(12,478,202)	(29,884,474)
Other Income (Expenses)
Interest Income (Expense), Net	(1,343)	(276)	20,950
Loss on Derivatives	(335,820)	—	—
Acquisition Related to Contingent Consideration	—	—	(2,716,500)
Loss from Continuing Operations	(6,912,123)	(12,478,478)	(32,580,024)
Discontinued Operations
Income (Loss) from Discontinued Operations	(588,214)	—	—
Loss on Sale of Discontinued Operations	(878,162)	—	—
Income (Loss) from Discontinued Operations	(1,466,376)	—	—
Net Loss	$(8,378,499)	$(12,478,478)	$(32,580,024)
Basic and Diluted Net Loss per Share
Loss from Continuing Operations	$(0.14)	$(0.21)	$(0.41)
Net Loss per Share	$(0.16)	$(0.21)	$(0.41)

	Years Ended February 28 (29),
	2010	2011	2012
Consolidated Balance Sheet Data

Cash and Cash Equivalents	$1,617,573	$11,182,356	$11,428,825
Working Capital (Deficit)	348,331	11,409,567	(15,612,808)
Total Assets	19,853,749	32,030,876	100,592,076
Deferred Revenue	222,345	1,190,151	1,050,369
Acquisition Related Contingent Consideration	—	—	26,000,500
Total Liabilities	1,475,813	1,930,280	31,377,176
Accumulated Deficit	(27,474,568)	(39,953,047)	(72,533,071)
Total Stockholders’ Equity (Deficit)	18,377,936	30,100,596	69,214,900

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty.  You should consider the “Risk Factors” included in the documents incorporated by reference into this prospectus, including the discussions under “Item 1A. Risk Factors”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012.  If any of these risks were to occur, our business, financial condition, cash flow or prospects and results of operations could be severely harmed.  This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

USE OF PROCEEDS

We are registering the shares of common stock offered by this prospectus for sale by the selling stockholders identified in the section of this prospectus titled “Selling Stockholders.”  We will not receive any of the proceeds from the sale of these shares.  However, if all of the warrants held by the selling stockholders are exercised for cash, we will receive $2,739,000 that will be used for general working capital purposes.  We will pay all expenses incurred in connection with the offering described in this prospectus.  We are registering the shares in this offering pursuant to the terms of the registration rights agreements entered into between Augme and the selling stockholders dated February 14, 2011.  Our common stock is more fully described in the section of this prospectus titled “Description of Securities to be Registered.”

SELLING STOCKHOLDERS

We are registering shares of common stock owned by the selling stockholders and shares of common stock that may be acquired by them upon exercise of warrants they own.  The common stock and warrants were acquired in a private placement that closed on February 14, 2011.  The private placement was conducted under Regulation D of the Securities Act with a limited number of accredited investors.

With the exception of Mr. Donald Stout, one of our directors, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities.

The following table also provides certain information with respect to the selling stockholders’ ownership of our securities as of June 27, 2012, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities.  For the table below, ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a selling stockholder exercises sole or shared voting or investment powers, or of which a selling stockholder has a right to acquire ownership at any time within 60 days of June 27, 2012.  The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering.  Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus.  Each selling stockholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein, however, if a selling stockholder transfers his or her interest in the common stock or the common stock purchase warrants prior to the effective date of the registration statement of which this prospectus is a part, we will be required to file a post-effective amendment to the registration statement to provide the information concerning the transferee.  Alternatively, if a selling stockholder transfers his or her interest in the common stock or the common stock purchase warrants after the effective date of the registration statement of which this prospectus is a part, we may use a supplement to update this prospectus.  With the exception of Mr. Patrick J. Retzer, who is an affiliate of a broker-dealer, none of the selling stockholders are or were affiliated with registered broker-dealers.  Mr. Retzer purchased the securities as an investment and has represented to us that he has no agreements or understandings, directly or indirectly, with any person to distribute our shares.  See our discussion titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distribution of these shares.

SELLING STOCKHOLDER TABLE

Selling Stockholder	Shares held before the Offering		Shares being Offered		Shares held after the Offering	Percentage Owned after the Offering(1)

Alice Ann Corporation(2)	3,125		3,125	(11)	0
Capital Ventures International(3)	62,500		62,500	(12)	0
David R. Wilmerding, III	1,468,622		500,000	(13)	968,622	*
Dennis D. Gonyea(28)	3,125		3,125	(11)	0
Donald or Mary Stout, Trustees f/b/o D. Stout and M. Stout Rev. Trust(4)	43,750		43,750	(14)	0
Dorothy J. Hoel(28)	3,125		3,125	(11)	0
DRW Securities, LLC(5)	150,000		75,000	(15)	75,000	*
Empery Asset Master, Ltd.(6)	25,000		25,000	(16)	0
Gary A. Bergren(28)	3,125		3,125	(11)	0
Hartz Capital Investments, LLC(6)	25,000		25,000	(16)	0
Hubert G. Phipps	462,500		31,250	(17)	431,250	*
John Seabern	12,500		12,500	(18)	0
Jon C. Baker	1,570,122	(27)	83,750	(19)	1,486,372	1.5%
Jon Christopher Baker Family, LLC(7)	1,189,372		608,750	(20)	580,622	*
Patrick J. Retzer and Lauri M. Retzer Living Trust u/a/d 7/20/2001(8)	2,457,763		401,750	(21)	2,056,013	2.1%
Preventive Cardiovascular Nurses Association(9)	6,250		6,250	(22)	0
Retzer Fund I, LP(10)	1,912,362		276,250	(23)	1,636,112	1.7%
Robert G. Allison(28)	6,250		6,250	(22)	0
Robert J. Evans	12,500		12,500	(18)	0
Theodore Green and Dr. Debra Benech	93,750		93,750	(24)	0
Stephen Aiello	62,500		62,500	(25)	0
Wallace Family Trust u/t/d 7/28/1999(12)	77,500		62,500	(26)	15,000	*

TOTAL	9,650,741		2,401,750		7,248,991

* Indicates less than 1%.

(1) Based on 97,730,158 shares outstanding on June 27, 2012.

(2) The person with voting and investment control over the securities held by Alice Ann Corporation is Perkins Capital Management Inc.

(3) The person with voting and investment control over the securities held by Capital Ventures International is Heights Capital Management Inc. through Martin Kobinger, Investment Manager.

(4) The persons with voting and investment control over the securities held by the D. Stout and M. Stout Revocable Trust are Donald E. Stout and Mary Stout.

(5) The persons with voting and investment control over the securities held by DRW Securities, LLC are Donald Wilson, Jr., Jeffrey Levoff and Ilan Huberman.

(6) The persons with voting and investment control over the securities held by Empery Asset Master, Ltd. and Hartz Capital Investments, LLC are Martin Hoe and Ryan Lane.  Mr. Hoe and Mr. Lane disclaim beneficial ownership over these securities.

(7) The person with voting and investment control over the securities held by Jon Christopher Baker Family, LLC is Jon C. Baker.

(8) The persons with voting and investment control over the securities held by Patrick J. Retzer and Lauri M. Retzer Living Trust are Patrick J. Retzer and Lauri M. Retzer.

(9) The person with voting and investment control over the securities held by Preventive Cardiovascular Nurses Association is Perkins Capital Management Inc.

(10) The person with voting and investment control over the securities held by Retzer Fund I, LP is Patrick J. Retzer.

(11) Represents common stock underlying a warrant for the purchase of 3,125 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(12) Represents common stock underlying a warrant for the purchase of 62,500 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(13) Includes 400,000 shares of common stock and common stock underlying a warrant for the purchase of 100,000 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(14) Includes 35,000 shares of common stock and a warrant for the purchase of 8,750 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(15) Represents common stock underlying a warrant for the purchase of 75,000 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(16) Represents common stock underlying a warrant for the purchase of 25,000 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(17) Includes 25,000 shares of common stock and a warrant for the purchase of 6,250 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(18) Represents common stock underlying a warrant for the purchase of 12,500 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(19) Includes 67,000 shares of common stock and a warrant for the purchase of 16,750 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(20) Includes 487,000 shares of common stock and a warrant for the purchase of 121,750 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(21) Includes 379,000 shares of common stock and a warrant for the purchase of 94,750 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(22) Represents common stock underlying a warrant for the purchase of 6,250 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(23) Includes 221,000 shares of common stock and a warrant for the purchase of 55,250 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(24) Includes 75,000 shares of common stock and a warrant for the purchase of 18,750 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(25) Includes 50,000 shares of common stock and a warrant for the purchase of 12,500 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.  This information is based solely on our records.  We are unable to obtain confirmation of this information from Mr. Aiello.

(26) Includes 65,000 shares of common stock and a warrant for the purchase of 12,500 shares of common stock.  The warrant has a term of 5 years and an exercise price of $4.00 per share.

(27) This amount includes 1,067,622 shares of common stock and a warrant to purchase 121,750 shares of common stock that are owned by the Jon Christopher Baker Family, LLC.  Mr. Baker is the managing member of this entity and has voting and investment control over these securities.  The Jon Christopher Baker Family, LLC is also a selling stockholder in this offering.

(28) These individuals have transferred voting and investment control of these securities to Perkins Capital Management Inc.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders.  Sales of shares may be made by selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents.  Sales may be made from time to time on the OTC Bulletin Board or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices.  The shares may be sold by one or more of, or a combination of, the following:

•                  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•                  purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  through options, swaps or derivatives;

•                  in privately negotiated transactions;

•                  in making short sales or in transactions to cover short sales;

•                  put or call option transactions relating to the shares; and

•                  any other method permitted under applicable law.

The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders.  The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions.  The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.  We have agreed to indemnify each of the selling stockholders and each selling stockholder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•      the name of each such selling stockholder and of the participating broker-dealer(s);

•      the number of shares involved;

•      the initial price at which the shares were sold;

•      the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•                  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•      other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees in connection with the registration of the shares.  The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are registering shares of our common stock.  We are presently authorized under our Certificate of Incorporation to issue 250,000,000 shares of common stock $.0001 par value per share.  The following description of our common stock is only a summary and is subject to and qualified by our Certificate of Incorporation, as amended, copies of which will be provided by us upon request, and by the provisions of applicable corporate laws of the State of Delaware.

Provisions in our Certificate of Incorporation that may Delay, Defer or Prevent a Change of Control

Article Seven of our Certificate of Incorporation requires that our board be classified or “staggered”, meaning that our board of directors is divided into 3 classes, with each class serving for a period of 3 years.  This provision will make it difficult for someone to obtain control of our Company, because even if that stockholder acquires all or a majority of our shares of common stock, they will not gain immediate control of a majority of the board because members must first serve their terms.  It would take two or more annual meetings to gain control of our board.

Article Seven of our Certificate of Incorporation also requires a vote of two-thirds of the voting power of all outstanding voting shares to remove all of the directors without cause.  Furthermore, Article Nine of our Certificate of Incorporation requires a vote of two-thirds of the voting power of all outstanding voting shares to alter, amend or repeal either Article Seven or Article Nine.  The requirement of a supermajority vote will make it exceedingly difficult to remove the members of our board without cause.  Due to the supermajority requirement, it will also be exceedingly difficult to alter, amend or repeal Article Seven or Article Nine.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.  We have a “staggered” board, which means that our directors are divided into 3 classes.  Each class serves a term of 3 years.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of the liquidation, dissolution or winding up of our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock we may decide to issue in the future.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our legal counsel, Richardson & Patel, LLP, New York, New York.

EXPERTS

The financial statements for the year ended February 29, 2012 included in our Annual Reports on Form 10-K which are incorporated by reference in this prospectus, have been audited by Moss Adams LLP, an independent registered public accounting firm and successor to Freedman and Goldberg C.P.A’S P.C (February 28, 2011), and MaloneBailey LLP (February 28, 2010), to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated by reference in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements and other information we file at the Security and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act.  Pursuant to the Securities and Exchange Commission’s rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement, including exhibits, from the Securities and Exchange Commission in the manner described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.  We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K:

•                  our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, filed on May 8, 2012; and

•                  our Current Reports on Form 8-K filed on May 29, 2012, June 15, 2012 and June 21, 2012.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Augme Technologies, Inc.

350 7th Avenue, 2nd Floor

New York, New York 10001

(855) 423-5433

Attn.: Director of Compliance

Part II

Item 14. Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

		Amount*
SEC registration fee		$8,707.50
Printing fees		$500.00
Legal fees		$15,000.00
Accounting fees and expenses		$5,000.00
Blue Sky Filing Fees		$1,000.00
Transfer Agent Fees		$1,000.00
Miscellaneous		$500.00
Total	*	$31,707.50

*With the exception of the filing fee, all fees are estimated.

Item 15. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions.  Section 145 of the General Corporation Law of Delaware provides that Delaware corporations are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

Pursuant to Article Eight of our Certificate of Incorporation (“Article Eight”), we are authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to us, our stockholders and others.

Article Eight also states that our directors shall not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty as a director, except of any matter in respect of which such director shall be liable under Section 174 of the GCL or shall be liable because the director (1) shall have breached his duty of loyalty to us or our stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit.  Article Eight further states that the liability of our directors shall be eliminated or limited to the full extent permitted by the GCL, as amended.

Under Article Eight and Article 6 of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), shall be indemnified and held harmless by us and we are required to advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL.  These rights are not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Item 16. Exhibits.

Number	Description

5.1	Opinion Regarding Legality(1)
23.1	Consent of Moss Adams LLP*
23.2	Consent of MaloneBailey, LLP *
23.3	Consent of Freedman & Goldberg, P.C. *
23.4	Consent of Richardson & Patel LLP (See Exhibit 5.1)(1)

*Filed herewith.

(1) Incorporated by reference from the registrant’s S-1 registration statement filed with the Securities and Exchange Commission on March 16, 2011.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.                                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2012.

AUGME TECHNOLOGIES, INC.

By:	/s/ Paul R. Arena
Paul R. Arena, Chief Executive Officer

By:	/s/ Thomas Virgin
Thomas Virgin, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: July 2, 2012	/s/ Paul R. Arena
Paul R. Arena, Chief Executive Officer and Director

Dated: July 2, 2012	/s/ Ivan Braiker
Ivan Braiker, President and Director

Dated: July 2, 2012	/s/ Thomas Virgin
Thomas Virgin, Chief Financial Officer

Dated: July 2, 2012	/s/ John M. Devlin
John M. Devlin, Director

Dated: July 2, 2012	/s/ Ernest Purcell
Ernest Purcell, Director

Dated: July 2, 2012	/s/ Todd E. Wilson
Todd E. Wilson, Director

Dated: July 2, 2012	/s/ Donald E. Stout
Donald E. Stout, Director